Exhibit (a)(5)E)

For Immediate Release

July 2, 2010

SAP Extends Offer to Acquire Sybase, Inc.

WALLDORF, Germany — July 2, 2010 — SAP today announced that its indirectly wholly-owned subsidiary, Sheffield Acquisition Corp., has extended the expiration of its cash tender offer for all outstanding shares of common stock of Sybase, Inc., at a price of $65.00 per share, to 9:00 p.m., New York City time on July 16, 2010, unless further extended. The tender offer was previously scheduled to expire at 9:00 p.m., New York City time, on July 1, 2010. The tender offer is being made pursuant to an Offer to Purchase, dated May 26, 2010, as amended, and in connection with the Agreement and Plan of Merger, dated May 12, 2010, by and among SAP America, Inc., Sheffield Acquisition Corp., and Sybase, which SAP and Sybase announced on May 12, 2010.

The tender offer is being extended because certain conditions to the tender offer are not yet satisfied, including approval of the European Commission under European Union merger regulations. SAP provided notice of the transaction to the European Commission on June 16, 2010, which makes July 22, 2010 the date on which the initial 25 working day review period under the European Union merger regulations expires, unless the review period is terminated prior to such expiration by the European Commission. Except for the extension of the tender offer, all other terms and conditions of the tender offer remain unchanged.

American Stock Transfer & Trust Company, LLC, the depositary for the tender offer, has indicated that, as of 9:00 p.m., New York City time, on July 1, 2010, 87,780,002 shares of common stock of Sybase were issued and outstanding, and 72,515,333 shares of common stock of Sybase have been tendered into and not properly withdrawn from the tender offer (including 5,299,761 shares of common stock tendered pursuant to the guaranteed delivery procedures set forth in the Offer to Purchase).

About SAP

SAP is the world’s leading provider of business software (*), offering applications and services that enable companies of all sizes and in more than 25 industries to become best-run businesses. With more than 97,000 customers in over 120 countries, the company is listed on several exchanges, including the Frankfurt stock exchange and NYSE, under the symbol “SAP.” For more information, visit http://www.sap.com/.

Additional Information and Where to Find It

This press release is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offer is being made pursuant to a tender offer statement (including an offer to purchase, letter of transmittal and related tender offer documents), which was filed by SAP, SAP America, Inc. and Sheffield Acquisition Corp. with the U.S. Securities and Exchange Commission (the “SEC”) on May 26, 2010. In addition, on May 26, 2010, Sybase filed a solicitation/recommendation statement on Schedule 14D-9 with the SEC related to the tender offer. Stockholders of Sybase are strongly advised to read the tender offer statement and the related solicitation/recommendation statement, and all amendment thereto, because they contain important information that stockholders should consider before making any decision regarding tendering their shares. The tender offer statement and certain other offer documents, as well as the solicitation/recommendation statement, will be made available to all stockholders of Sybase at no expense to them. These documents are available at no charge on the SEC’s web site at http://www.sec.gov. The tender offer statement and related materials may be obtained for free by directing a request by mail to the information agent for the tender offer, Mackenzie Partners, Inc., 105 Madison Avenue, New York, New York 10016 or by calling toll-free (800) 322-2885.

Follow SAP on Twitter at @sapnews.

For more information, press only:

Christoph Liedtke, SAP, +49 (6227) 7-50383, christoph.liedtke@sap.com, CET

Jim Dever, SAP, +1 (610) 661-2161, james.dever@sap.com,

Mark Wilson, Sybase, +1 (925) 236-4891, mark.wilson@sybase.com, PDT

For more information, financial community only:

Stefan Gruber, SAP, +49 (6227) 7-44872, investor@sap.com, CET

Martin Cohen, SAP, +1 (212) 653-9619, investor@sap.com, EDT

Charlie Chen, Sybase, +1 (925) 236-6015, charlie@sybase.com, PDT

Forward-Looking Statements

This release contains forward-looking statements that involve risks and uncertainties concerning the parties’ ability to close the transaction. Actual events or results may differ materially from those described in this release due to a number of risks and uncertainties. These potential risks and uncertainties include, among others, the outcome of regulatory reviews of the proposed transaction and the ability of the parties to complete the transaction. Sybase is not obligated to update these forward-looking statements to reflect events or circumstances after the date of this document.

Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “predict,” “should” and “will” and similar expressions as they relate to SAP are intended to identify such forward-looking statements. SAP undertakes no obligation to publicly update or revise any forward-looking statements. All forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. The factors that could affect SAP’s future financial results are discussed more fully in SAP’s filings with the U.S. Securities and Exchange Commission (“SEC”), including SAP’s most recent Annual Report on Form 20-F filed with the SEC. Statements regarding the expected date of closing of the tender offer are forward-looking statements and are subject to risks and uncertainties including among others: uncertainties as to the timing of the tender offer and the satisfaction of closing conditions, including the receipt of regulatory approvals. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates.

(*)	SAP defines business software as comprising enterprise resource planning, business intelligence, and related applications.